Exhibit 5.1

Opinion of K&L Gates LLP

September 13, 2012

Annaly Capital Management, Inc.
1211 Avenue of the Americas, Suite 2902
New York, New York 10036

Ladies and Gentlemen:

          We have acted as counsel to Annaly Capital Management, Inc., a Maryland corporation (the “Company”), in connection with the preparation of (i) the Registration Statement (File No. 333-164783) on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on February 8, 2010, and (ii) the prospectus dated February 8, 2010 included in the Registration Statement, as supplemented by the accompanying prospectus supplement dated September 6, 2012 (the “Prospectus Supplement”), filed by the Company with the Commission under Rule 424(b) on September 7, 2012, relating to the issuance by the Company of 18,400,000 shares (the “Shares”) of the Company’s 7.50% Series D Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share, par value $0.01 per share (the “Series D Preferred Stock”).

          The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) by and among the Company and the representatives of the underwriters named therein (the “Underwriters”).

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

          (i) the Registration Statement;

          (ii) the Prospectus Supplement;

          (iii) the Articles of Incorporation of the Company, as amended and supplemented (including by the Articles Supplementary relating to the Series D Preferred Stock), as certified by the Secretary of the Company to be currently in effect;

          (iv) the Bylaws of the Company, as certified by the Secretary of the Company to be currently in effect;

          (v) the corporate actions (including resolutions of the board of directors of the Company) that provide for, among other things, the issuance and sale of the Shares; and

          (vi) a specimen certificate representing the Shares.

          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, and certificates of public officials and of

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September 13, 2012

officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

          Our opinions set forth herein are limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

          We note that the Series D Preferred Stock is convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), only if certain future events specified in the Articles Supplementary relating to the Series D Preferred Stock occur. Because we do not know whether those events will ever occur or the circumstances that may exist if and when they occur, we do not express any opinion with respect to the shares of Common Stock issuable upon conversion of the Series D Preferred Stock.

          Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1. The Company is a corporation duly incorporated and existing and in good standing under the laws of the State of Maryland.

          2. The Shares have been duly authorized by the Company for issuance and sale to the Underwriters pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated

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September 13, 2012

thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ K&L Gates LLP